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                                                                  EXHIBIT 10(ix)

                    EMPLOYMENT AND NONCOMPETITION AGREEMENT
                    ---------------------------------------

     This AGREEMENT is made as of September 15, 1997 by and between BRASS EAGLE INC., a Delaware corporation ("Company"), and E. LYNN SCOTT ("Executive").

                              W I T N E S S E T H:

     WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company to undertake such responsibilities as are necessary to assist in running the businesses of the Company, all in accordance with the provisions of this Agreement; and

     WHEREAS, Executive has been an officer and a shareholder of the Company and has valuable knowledge and experience pertaining to the business of the Company, and the parties desire to arrange for the continuation of his services to the Company; and

     WHEREAS, as an inducement to the Company extending its employment arrangement with Executive, the parties also desire to arrange for Executive's undertaking not to compete with the Company;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

     1.   Employment.  Commencing as of the date hereof and continuing through
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three (3) years following the date hereof (the "Initial Term"), the Company hereby employs Executive as President and Chief Executive Officer of the Company with responsibility for the performance of such executive services and duties as shall be reasonably assigned to and requested of him by, and subject to the direction and supervision of, the Board of Directors of the Company. Subject to the provisions of Section 11 hereof, commencing on September 15, 2000 and the 15th day of each September thereafter, the term of this Agreement shall be automatically extended for additional one (1) year period(s), on the same terms and conditions as contained herein, unless either party gives written notice to the other party of his or its intention not to extend the employment hereunder at least ninety (90) days prior to September 15 of any year following the Initial Term of this Agreement (the "Additional Term(s)") (the Initial Term and the Additional Term(s), if any, are hereinafter referred to as the "Employment Period"). Executive hereby accepts such employment and agrees that he will devote his full time and undivided efforts to the business and affairs of the Company and serve the Company in its business and perform his duties to the best of his ability.

     2.   Salary and Bonus.  (a) As compensation for his services during the
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Employment Period, Executive shall receive a base annual salary at the rate of
One Hundred Forty Thousand Dollars ($140,000). Effective January 1, 1998, such base annual salary shall be increased to One Hundred Sixty Thousand Dollars. The Company will make a good faith effort to adjust Executive's salary to be consistent with the top quartile of similarly situated executives. Such salary shall be subject to being increased, but not decreased, based upon such annual review,

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although any increase shall be at the sole discretion of the Board of Directors of the Company. Such salary shall be payable in such installments as is customary for the Company, but no less frequently than in equal monthly installments. In the event Executive's employment with the Company is terminated prior to the expiration of the Employment Period pursuant to subsections (b) or (c) of Section 11 of this Agreement, Executive's accrual of such salary shall terminate immediately and any unpaid installments of accrued salary shall be paid at the next installment date. In the event Executive's employment with the Company is terminated prior to the expiration of the Employment Period pursuant to subsections (d), (e), (f) or (g) of Section 11 of this Agreement, such salary shall be payable for either the remainder of the Employment Period or for one (1) year after the date of Executive's termination, whichever is greater.

     (b) In addition to the base salary referred to in Section 2(a) hereof, and subject to the discretion of the Company's Board of Directors, Executive will be eligible to receive bonus compensation as a performance incentive. In order to be eligible for bonus compensation, Executive must be employed by the Company on December 31 of the year for which bonus compensation is to be paid. The compensation will be based on Executive's base annual salary as of December 31, 1997 and will determined with reference to the Company's operating performance, based on operating income net of bonuses paid and prior to amortization, as follows:

          (i) Annual bonus compensation payable for 1997 shall be equal to a fixed percentage of Executive's base salary as of December 31, 1997, according to the following table:

                                           Bonus of Dollar Amount Equal to
         Operating Income                         Percentage of Base Salary
         ----------------                         -------------------------
            $5 million                             5.0%
          $5.1 million                            10.0%
          $5.2 million                            15.0%
          $5.3 million                            20.0%
          $5.4 million                            25.0%
          $5.5 million                            30.0%
          $5.7 million                            33.3%

          (ii) Annual bonus compensation payable for the years 1998 and thereafter and performance targets established in connection therewith shall be determined by the Company's Board of Directors based upon the recommendation of Executive.

     (c) In addition to the base salary and bonus compensation referred to in Sections 2 (a) and (b) hereof, respectively, Executive will be eligible to receive awards of options to purchase shares of the Company's common stock, subject to the discretion of the Company's

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Board of Directors, in accordance with the provisions of any incentive or bonus stock option plan as the Board of Directors may adopt, from time to time.

     3.   Expenses.  The Company shall reimburse Executive for reasonable
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expenses incurred by him or on behalf of the Company with such documentation as is requested by the Company in order for it to comply with the Internal Revenue Code and regulations thereunder in connection with the proper deduction of such expenses. Such reimbursements shall be due and payable upon receipt by the Company of the related documentation. The Company's obligation to make such reimbursements shall survive the termination of this Agreement with respect to unreimbursed expenses incurred prior to such time.

     4.   Benefits.  During the Employment Period, Executive shall be entitled
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to participate in any employee benefit plans which are maintained or established by the Company for its senior executives generally, subject, however, to all of the terms and conditions thereof, including any eligibility requirements therefor. In any event, the Company agrees to provide (i) medical insurance coverage equal to that provided for other senior executives of the Company; (ii) life insurance coverage equal to 1.6 times Executive's base salary; and (iii) participation in the Company's 401(k) plan or other standard retirement plan maintained by the Company. In the event Executive's employment with the Company is terminated prior to the expiration of the Employment Period pursuant to subsections (b) or (c) of Section 11 of this Agreement, Executive's accrual of such benefits shall immediately cease. In the event Executive's employment with the Company is terminated prior to the expiration of the Employment Period pursuant to subsections (d), (e), (f) or (g) of Section 11 of this Agreement, Executive shall receive such benefits for either the remainder of the Employment Period or for one (1) year after the date of Executive's termination, whichever is greater.

     5.   Vacations.  During the Employment Period, Executive shall be entitled
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to four (4) weeks of paid vacation.

     6.   Nondisclosure. Executive acknowledges that information obtained by him
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relating to the Company and its business constitutes a valuable, special and unique asset of the Company. Except for information which is already in the public domain, which is publicly disclosed by persons other than Executive, or which is required by law to be disclosed, Executive shall at all times during and after his employment with the Company hold in strictest confidence any and all confidential information within his knowledge (whether acquired prior to or during his employment with the Company) concerning the products, processes, services, business, suppliers and customers of the Company. Such confidential information includes, without limitation, financial information, sales and distribution information, price lists, the identity and lists of actual and potential customers and technical information, all to the extent that such information is not intended by the Company for public dissemination.

     7.   Noncompetition.  Commencing as of the date hereof and continuing
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through the date of the expiration of the Employment Period, or one (1) year after the termination of his employment with the Company, whichever is later, Executive shall not, without the prior written

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consent of the Company, (a) solicit business from or compete with the Company for the business of any customer of the Company as reflected on the books of the Company either as of the date hereof or as of the date of Executive's termination of employment with the Company, provided, however, that this clause
(a) shall not preclude or prevent Executive from soliciting from any such customer of the Company business for products or services that are not in competition with the products developed, manufactured, prepared, sold or distributed or services rendered by the Company or (b) either directly or indirectly operate or perform any advisory or consulting services for, invest in (other than stock in a publicly-held corporation which is traded on a recognized securities exchange or in an established over-the-counter market, provided that the ownership of such equity interest does not give Executive the right to control or substantially influence the policy or operational decisions of such corporation), or otherwise become associated with in any capacity, any company, partnership, organization, proprietorship or other entity which develops, manufactures, prepares, sells or distributes products or performs services then in competition with the products developed, manufactured, prepared, sold or distributed or services rendered by the Company anywhere in the markets in which the Company competes at any time during such period.

     8.   Noninterference.  Executive shall not, at any time during the
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Employment Period, or within one (1) year after the termination of his employment with the Company, whichever is later, without the prior written consent of the Company, directly or indirectly, induce or attempt to induce any employee, agent or other representative or associate of the Company to terminate their relationship with the Company, or in any way directly or indirectly interfere with such a relationship or any relationship between the Company and any of its suppliers or customers.

     9.   Disclosure of Proprietary Information.  Executive will promptly
          -------------------------------------
disclose in writing to the Board each improvement, discovery, idea and invention relating to the business of the Company made or conceived by Executive, either alone or in conjunction with others, while employed by the Company during the Employment Period, or one (1) year after termination of his employment with the Company, whichever is later, if such improvement, discovery, idea or invention results from or was suggested by such employment. Executive will not disclose any such improvement, discovery, idea or invention to any person, except the Company. Each such improvement, discovery, idea or invention shall be the sole and exclusive property of, and is hereby assigned to, the Company and at the request of the Company, Executive will assist and cooperate with the Company and any person or persons from time to time designated by the Company to obtain for the Company the grant of any letters patent in the United States and/or any foreign country, covering any such improvement, discovery, idea or invention, and will in conjunction therewith execute such applications, statements, assignments or other documents, furnish such information and data and take all such other action (including without limitation the giving of testimony) as the Company may from time to time reasonably request. Should Executive not be an employee of the Company at the time such cooperation and assistance is rendered, he shall be reimbursed for all reasonable and related out-of-pocket expenses incurred by him.

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     10.  Remedies.  Executive acknowledges that Sections 6, 7, 8 and 9 hereof
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were negotiated at arms' length and are required for the fair and reasonable protection of the Company. In the event of an alleged breach by Executive of his obligations under Sections 6, 7, 8 and 9, the Company shall give Executive written notice thereof, and Executive shall have thirty (30) days to cease such activities to the satisfaction of the Company before the Company may file any legal action pursuant to this Section 10. Executive and the Company further acknowledge and agree that a continued breach of any of Executive's obligations and agreements hereunder will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and therefore, Executive and the Company agree that, in the event of any breach of Executive's obligations and agreements hereunder, the Company and its successors and assigns shall be entitled to injunctive relief and such other and further relief, including monetary damages, as is proper in the circumstances. It is further agreed that the running of the periods provided above in Sections 7, 8 and 9, respectively, shall be tolled during any period during which Executive shall be adjudged to be in violation of any of his obligations under such Sections.

     11.  Termination.  This Agreement shall terminate and, except for the
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obligations of the Company set forth in Sections 2, 3  and 4 hereof and the obligations of Executive set forth in Sections 6, 7, 8 and 9, all of which obligations of the Company and Executive shall survive such termination, all rights and obligations of the Company and Executive hereunder shall be completely void upon the earliest to occur of the following, subject to the provisions of Sections 2, 3 and 4:

          (a)  expiration of the Employment Period;

          (b) voluntary termination by Executive of his employment with the Company, a right reserved to Executive hereunder;

          (c) discharge by the Company of Executive as a result of (i) Executive's continuing, repeated , intentional and willful failure or refusal to perform his duties as required by this Agreement, including , without limitation, failures or refusals that, in the Company's view, amount to insubordination or breach of fiduciary duty or bring the company into disrepute in its community; or (ii)Executive's (A) conviction of, or plea of no contest to, any felony( whether or not involving the company) other than felonies involving traffic offenses, (B) defrauding the Company or embezzling its funds, or (C) habitual abuse of alcohol or drugs;

          (d)  discharge by the Company of Executive without cause;

          (e)  the death of Executive;

          (f) at the election of Executive, the change of control of the Company or the merger, consolidation or other analogous reorganization or transaction

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               with any other entity or person or the sale, transfer, lease or other conveyance by the Company of all or any substantial part of its assets; or

          (g) at the election of the Company, the disability of Executive, which, for purposes hereof, shall mean the inability of Executive for a continuous period of six (6) months to perform the essential functions of his position hereunder on an active full time basis, with or without reasonable accommodations, by reason of disability or impairment of health. A certificate from a physician acceptable to both the Company and Executive to the effect that Executive is or has been disabled and incapable of performing the essential functions of his position with or without reasonable accommodations for the Company as previously performed shall be conclusive of the fact that Executive is incapable of performing such reasonable services and is or has been disabled for the purposes of this Agreement.

     12.  Reformation of Agreement; Severability.  In the event that any of
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Sections 6, 7, 8 or 9 shall be found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise its discretion in reforming such provision to the end that Executive shall be subject to such restrictions and obligations as are reasonable under the circumstances and enforceable by the Company. In the event that any other provision or term of this Agreement is found to be void or unenforceable to any extent for any reason, it is the agreed upon intent of the parties hereto that all remaining provisions or terms of this Agreement shall remain in full force and effect to the maximum extent permitted and that this Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof.

     13.  Assignment.  This Agreement shall inure to the benefit of, and shall
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be binding upon, the Company, its successors and assigns and upon Executive and his heirs, estate and personal representatives. Neither the Company nor Executive shall assign this Agreement without the prior, written consent of the other party.

     14.  Arbitration.  In the event a dispute concerning the terms and
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operation of this Agreement arises, and if the Company and Executive do not come to an agreement with respect to such dispute within thirty (30) days after the notice of any such dispute is provided by either party under Section 15 hereof, the Company and Executive shall submit the dispute to arbitration in Little
Rock, Arkansas, under the commercial rules of the American Arbitration Association then in effect. Such arbitration shall be final and binding upon the parties and enforceable in a court of competent jurisdiction. Judgment on such arbitration award, from which no appeal or review may be taken, may be entered in any court having jurisdiction and enforced accordingly.

     15.  Notice.  Any notice required to be given under the terms of this
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Agreement shall be in writing, and mailed to the recipient's last known address or delivered in person.  If sent

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by registered or certified mail with delivery restricted to the addressee, such notice shall be effective when mailed; otherwise, it shall be effective upon delivery.

     (i)  If to the Company, to:

          Brass Eagle Inc.
          c/o Charter Oak Partners
          10 Wright Street, Building B
          Westport, Connecticut 06880
          Attn: Anthony J. Dowd
          Telecopier: (203) 222-2720

     (ii) If to Executive, to:

          E. Lynn Scott
          1203A North 6th Street
          Rogers, Arkansas 72756

     16.  Entire Agreement; Amendments; Waivers.  This Agreement contains the
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entire agreement between the parties with respect to the subject matter hereof.
It may not be changed orally but only by a written agreement signed by Executive and an officer of the Company specifically designated by the Board of Directors of the Company to execute such amendment. The terms or covenants of this Agreement may be waived only by a written instrument specifically referring to this Agreement and executed by the party waiving compliance. The failure of the Company at any time or from time to time to require performance of any of Executive's obligations or agreements under this Agreement shall in no manner affect the Company's right to enforce any provisions of this Agreement at a subsequent time; and the waiver by the Company of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.

     17.  Governing Law.  This Agreement shall be governed by and construed in
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accordance with the laws of the State of Arkansas.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
                              BRASS EAGLE INC.
                              (the "Company")


                              By: /s/ Marvin Griffin
                                  --------------------------------------------
                              Its: President
                                  --------------------------------------------

                              /s/ E. Lynn Scott
                              -------------------------------------
                              E. Lynn Scott
                              ("Executive")

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